Exhibit 5.5

WWW.LATHROPGAGE.COM	2345 GRAND BOULEVARD, SUITE 2200 KANSAS CITY, MISSOURI 64108-2618 PHONE: (816) 292-2000 FAX: (816) 292-2001

August 11, 2016

Vista Outdoor Inc.

262 N University Drive

Farmington, UT 84025

Re:                             Vista Outdoor Inc. Exchange Offer for $350,000,000 5.875% Senior Notes due 2023

Ladies and Gentlemen:

We have acted as special Missouri counsel to Eagle Industries Unlimited, Inc., a Missouri corporation (“Unlimited”), Eagle New Bedford, Inc., a Missouri corporation (“New Bedford”), and Eagle Mayaguez, LLC, a Missouri limited liability company (“Mayaguez” and collectively with Unlimited and New Bedford, the “Missouri Guarantors”), which entities are wholly-owned subsidiaries of Vista Outdoor Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”), of the Company and the additional registrant guarantors listed therein (the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the regulations thereunder (the “Rules”).  The Registration Statement relates to the registration under the Act of $350,000,000 aggregate principal amount of the Company’s 5.875% Senior Notes due 2023 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors.  In connection with the Registration Statement, you have asked us to furnish the opinion set forth below.

The Exchange Notes are to be offered in exchange (the “Exchange Offer”) for the Company’s outstanding $350,000,000 aggregate principal amount of 5.875% Senior Notes due 2023 issued and sold by the Company on August 11, 2015, in an offering exempt from registration under the Act.  The Exchange Notes will be issued by the Company in accordance with the terms of an indenture and a supplemental indenture thereto dated as of August 11, 2015 (such indenture, together with such supplemental indenture and as further supplemented by that second supplemental dated as of August 9, 2016, the “Indenture”), among the Company, the Guarantors and US Bank National Association, as Trustee.  The guarantees by the Missouri Guarantors pursuant to Article X of the Indenture are referred to herein as the “Missouri Guarantees.”

In our capacity as special counsel to the Missouri Guarantors, we have made such legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to our satisfaction of the Indenture and such other documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us a certified, facsimile, conformed or photostatic copies, the authenticity of the originals of such latter documents, and the correctness of all statements of fact contained in all agreements, certificates and other documents examined by us.  In making our examination of documents executed or to be executed, we have assumed that, except to the extent we render opinions herein as to the Missouri Guarantors, the parties thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect of such documents on such parties.

We have been furnished with, and with your consent have relied upon, certificates of officers of the Missouri Guarantors with respect to certain factual matters.  In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.                                      Based solely on certificates from the Missouri Secretary of State, each of Unlimited and New Bedford is a corporation, and Mayaguez is a limited liability company, validly existing and in good standing under the laws of the State of Missouri.

2.                                      Each of the Missouri Guarantors has the corporate power or limited liability company power, as applicable, and authority to create the Missouri Guarantees and execute and deliver the Indenture and to perform its obligations thereunder.

3.                                      Each of the Missouri Guarantors has taken all necessary corporate or limited liability company action, as applicable, to authorize the execution, delivery and performance by it of the Indenture (including the Missouri Guarantees therein).  Each of the Missouri Guarantors has duly executed and delivered the Indenture (including the Missouri Guarantees therein).

This opinion is limited to the laws of the State of Missouri.  We express no opinion as to the laws of any other state or jurisdiction, domestic or foreign. We express no opinion as to the application or effect of any Missouri (i) antitrust and unfair competition laws and regulations, (ii) anti-fraud laws, (iii) tax laws, or (iv) public policies that limit or restrict a party’s ability to purchase or sell securities.  We express no opinions and we assume no responsibility as to laws or judicial decisions related to fiduciary duties in connection with the transactions contemplated by the Indenture.  We are also not opining on, and we assume no responsibility as to, the applicability to or effect on any of the matters covered herein of the laws of any other jurisdictions or of the principles of conflicts of law.

We note that the power and authority of each of the Missouri Guarantors that is a corporation to execute, deliver and perform its obligations under the Indenture and the due authorization of the execution and delivery by such Missouri Guarantors of the Indenture and the performance by such Missouri Guarantors of their obligations thereunder, may be affected by, and the execution and delivery by such Missouri Guarantors of the Indenture may violate, Article 11, Section 7 of the Missouri Constitution, which provides that, “No corporation shall issue stock or bonds or other obligations for the payment of money, except for money paid, labor done or property actually received . . . .”  Section 351.160, RSMo., contains identical language.  Nonetheless, it is our opinion that the performance of its obligations under the Indenture is within the corporate power of each of the Missouri Guarantors that are corporations.

This opinion letter shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law, as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the Prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.  Cravath, Swaine & Moore LLP, as special counsel to the Company and the Guarantors for the Exchange Offer, is entitled to rely on the opinions set forth herein for purposes of the opinion it proposes to deliver to you on the date hereof in connection with the Exchange Offer.

The opinions set forth in this letter are effective as of the date hereof.  We express no opinions other than as herein expressly set forth, and no expansion of our opinions may be made by implication or otherwise.  We do not undertake to advise you of any matter within the scope of this letter that comes to our attention after the delivery of this letter and disclaim any responsibility to advise you of future changes in law or fact which may affect the above opinions.

Sincerely,

/s/ LATHROP & GAGE LLP